Exhibit 4.1.1

AMENDMENT NO. 1

TO

FOURTH AMENDED AND RESTATED AGREEMENT

AND DECLARATION OF TRUST

OF

WORLD GOLD TRUST

This Amendment (this “Amendment”), dated as of February 6, 2020, is to the Fourth Amended and Restated Agreement and Declaration of Trust (the “Declaration of Trust”) of World Gold Trust (the “Trust”), dated as of April 16, 2018 between WGC USA Asset Management Company, LLC, as the sponsor of the Trust (the “Sponsor”), and Delaware Trust Company, as the trustee of the Trust (the “Trustee”).

WHEREAS, the London Bullion Market Association (the “LBMA”) published updated good delivery rules in December 2019 entitled “Good Delivery List Rules”;

WHEREAS, the Sponsor and the Trustee propose to amend the Declaration of Trust to update the definitions to reflect the most recent good delivery rules published by the LBMA and provide flexibility for any future changes to such rules;

WHEREAS, Article VI of the Declaration of Trust provides, in pertinent part, that the Sponsor, in its sole discretion and without Shareholder consent, may amend or otherwise supplement the Declaration of Trust by making an amendment; and

WHEREAS, all conditions and requirements necessary to make this Amendment a valid instrument that is legally binding on the parties hereto and on the Shareholders have been satisfied.

NOW, THEREFORE, the Sponsor and the Trustee agree as follows:

1.    Section 1.03(w) of the Declaration of Trust is amended in its entirety to read as follows:

(w)	Reserved.

2.    Section 1.03(t) of the Declaration of Trust is amended in its entirety to read as follows:

(t)    “Gold” means gold bullion meeting the standards and specifications set forth in the good delivery rules promulgated by the LBMA from time to time.

2.    Except as modified by this Amendment, the Declaration of Trust shall remain unmodified and in full force and effect.

3.    Capitalized terms used but not defined in this Amendment shall have the meanings assigned to such terms in the Declaration of Trust.

4.    This Amendment may be executed in any number of counterparts, each of which when executed and delivered shall be deemed an original, but together shall constitute one and the same amendment.

5.    The Sponsor hereby authorizes and directs the Trustee to execute this Amendment.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the Sponsor and the Trustee have duly executed and delivered this Amendment as of the date first above written.

WGC USA ASSET MANAGEMENT COMPANY, LLC, as Sponsor

By:	/s/ Laura S. Melman
Name:	Laura S. Melman
Title:	Chief Financial Officer and Treasurer

DELAWARE TRUST COMPANY, as Trustee

By:	/s/ Alan R. Halpern
Name:	Alan R. Halpern
Title:	Vice President

[Signature Page to Amendment No. 1 to Declaration of Trust of World Gold Trust]